SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2007

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

Registrant’s telephone number, including area code

(203) 299-8000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 26, 2007, priceline.com Incorporated (“priceline.com” or the “Company”) entered into a credit agreement (the “Credit Agreement”) and related security and other ancillary agreements, among JPMorgan Chase Bank, National Association, as lender and administrative agent (the “Administrative Agent”), Bank of America, N.A., as lender and syndication agent, RBS Citizens, National Association and Bank of Scotland plc, as lenders and co-documentation agents, J.P. Morgan Securities Inc., and Banc of America Securities LLC as joint bookrunners and joint lead arrangers, and various other lenders (collectively, the “Lenders”).  The Company is the borrower under the Credit Agreement.

Under the terms of the Credit Agreement, the Lenders will extend a revolving line of credit up to $175.0 million. The revolving credit facility provides for the issuance of up to $50.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans, which are available in U.S. dollars, Euros, Pounds Sterling and any other foreign currency agreed to by the Administrative Agent and each of the Lenders. The Company may request that an additional $100.0 million be added to the revolving line of credit or to enter into one or more tranches of term loans.  The proceeds of loans made under the Credit Agreement will be used for working capital and general corporate purposes. As of September 26, 2007 the Company has no immediate plans to draw upon the revolving line of credit, but may do so in the future.

Borrowings under the Credit Agreement are secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock), by a first-priority security interest on substantially all of the Company’s assets and related intangible assets located in the United States.  The Company’s obligations under the Credit Agreement are guaranteed by substantially all of the assets and related intangible assets of the Company’s material direct and indirect domestic and foreign subsidiaries. Borrowings under the Credit Agreement will bear interest, at the Company’s option:

•                  at a rate per annum equal to the greater of (a) JPMorgan Chase Bank, National Association’s prime lending rate and (b) the federal funds rate plus ½ of 1%, plus an applicable margin; or

•                  at an adjusted LIBO rate for the interest  period in effect for such borrowing plus an applicable margin.

The Credit Agreement includes, among other terms and conditions, limitations on the Company’s ability to create, incur, assume or allow indebtedness (other than certain types of permitted indebtedness); sell, transfer, lease or otherwise dispose of any of its assets outside the ordinary course or any of the equity interests of its subsidiaries (subject to certain exceptions); acquire, merge, consolidate with or into another person or entity, liquidate or dissolve (other than certain types of permitted acquisitions); create, incur, assume or allow any lien on any of its property or assets or assign any right to receive income (except for certain permitted liens); make investments (other than certain types of investments); or pay dividends or make distributions (each subject to certain exceptions); enter into or permit its subsidiaries to enter into swap agreements, sale and leaseback transactions or restrictive agreements (each subject to certain exceptions); transact with affiliates or permit its subsidiaries to transact with affiliates (each subject to certain exceptions).

The Credit Agreement also contains a requirement that the Company maintain certain financial ratios. The Credit Agreement terminates and any and all borrowings are due on September 26, 2012, but may be terminated earlier by the Company without penalty upon written notice and prompt repayment of all amounts borrowed.  Loans outstanding under the Credit Agreement may become immediately due and payable upon certain events of default set forth in the Credit Agreement and typical of a transaction of this nature.

Under the Credit Agreement, the Company is required to pay a commitment fee in respect of unutilized commitments, which shall accrue at a rate set forth in the Credit Agreement. The commitment fee is subject to adjustment based on the rating assigned to the Credit Agreement. The Company must also pay customary letter of credit fees and agency fees.

The Company may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to loans bearing interest at a rate determined by reference to the adjusted LIBO rate.  There is no scheduled amortization under the revolving credit facility.

This description of the Credit Agreement is qualified in its entirety by reference to the provisions of the Credit Agreement, which the Company intends to file as an exhibit with its quarterly report on Form 10-Q for the quarter ending September 30, 2007.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

  The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

	By:	/s/ Robert J. Mylod, Jr.
Robert J. Mylod, Jr.
Chief Financial Officer

Dated: September 27, 2007